UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 11, 2022
Pentair plc
(Exact name of Registrant as specified in its charter)

Ireland	001-11625	98-1141328
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 44-74-9421-6154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	PNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2). ☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01    Other Events

As previously disclosed, on March 2, 2022, Pentair Commercial Ice LLC, a Delaware limited liability company (“Pentair Ice”) an indirect, wholly owned subsidiary of Pentair plc (the “Company”), and the Company entered into a purchase agreement (the “Purchase Agreement”) with Welbilt, Inc., a Delaware corporation (“Seller”), pursuant to which, on the terms and subject to the conditions set forth therein, Pentair Ice agreed to acquire the issued and outstanding equity securities of Manitowoc Foodservice (Luxembourg) S.a.r.l., Manitowoc FSG Holding, LLC, Manitowoc FSG Manufactura Mexico, S. De R.L. De C.V., and WELBILT (China) Foodservice Co., Ltd and certain other assets, rights, and properties, and assume certain liabilities, comprising Seller’s Manitowoc Ice business, for an aggregate purchase price of $1.6 billion subject to customary adjustments contemplated by the Purchase Agreement (the “Transaction”).

On July 11, 2022, the Parties have obtained the required regulatory approval from the U.K. Competition and Markets Authority to complete the Transaction. The Parties previously received required approvals for the Transaction from the U.S. Department of Justice and the European Commission. All required regulatory approvals to complete the Transaction have now been obtained. The closing of the Transaction is expected to occur on or around July 28, 2022, subject to the satisfaction or waiver of the remaining closing conditions set forth in the definitive agreement related to the Transaction.

ITEM 9.01 Financial Statements and Exhibits
(d)Exhibits

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on July 14, 2022.

PENTAIR PLC

By:	/s/ Karla C. Robertson
Karla C. Robertson
Executive Vice President, General Counsel, Secretary and Chief Social Responsibility Officer